Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

617.542.5300

cyno@investorrelations.com

CYNOSURE PROVIDES PRELIMINARY

FINANCIAL RESULTS FOR THE FOURTH QUARTER OF 2008

Company Outlines Steps Taken to Reduce Expenses in

Light of Economic Downturn and Challenging Credit Environment

WESTFORD, Mass., January 15, 2009 – Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced preliminary financial results for the fourth quarter ended December 31, 2008.

Cynosure expects to report fourth-quarter 2008 revenues of $25 million to $26 million, reflecting the global economic downturn and weakening credit environment. This compares with revenues of $36.6 million for the fourth quarter of 2007. The company expects to report a GAAP net loss for the fourth quarter of 2008 of $2.2 million to $2.7 million, or $0.17 to $0.21 per share, compared with GAAP net income of $5.3 million, or $0.41 per diluted share, for the same period in 2007. Financial results for the fourth quarter of 2008 are expected to include a bad debt charge of approximately $2.5 million. This charge is related to uncollectible accounts from certain customers affected by the overall economic environment and the tightening of credit markets, which subsequently caused a number of practitioners to be unable to meet their payment obligations. Cash, cash equivalents, marketable securities and investments at December 31, 2008 are expected to increase approximately $3 million to approximately $95 million from $92.3 million as of September 30, 2008.

These preliminary financial results are unaudited. Cynosure plans to announce its full audited financial results for the three and 12 months ended December 31, 2008 before the opening of the market on Tuesday, February 10, 2009.

“The effect of the global economic crisis on the aesthetic laser industry has been swift and severe, hampering the ability of many prospective customers to obtain financing and prompting others to delay their capital equipment purchases until conditions improve,” said Cynosure President and Chief Executive Officer Michael Davin. “We have responded to these economic challenges by taking actions to reduce our cost structure to be more in line with current sales levels.

“Among these measures, we have reduced our worldwide headcount by 17 percent to approximately 285 employees at the end of the year,” Davin said. “In addition, we have decreased spending on various programs, implemented general cost-control initiatives and undertaken other actions intended to lower our operating expenses in 2009. In total, we expect these steps to result in an annualized operating expense savings to the company of approximately $8 million to $10 million in 2009.

“Although the current economic situation has required us to make some difficult choices regarding our workforce, our objective as we navigate through this unprecedented period is to maintain our leadership in the aesthetic laser industry,” Davin said. “Through product and technology innovations, such as our Smartlipo family of laser-assisted lipolysis workstations and our SmartSense intelligent energy delivery system, we believe we have gained an important edge in fast-growing applications. By continuing to invest in key areas such as engineering and product development, we are positioning ourselves to extend our competitive advantage in the current environment as well as when the economy improves. At the same time, we will continue to monitor and adjust expenses appropriately in an effort to manage the business profitably in the year ahead.”

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions, laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit http://www.cynosure.com.

Safe Harbor

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations and future financial performance, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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